                        [Unofficial English Translation]

                                                                    EXHIBIT 4.13

(LOGO) D I S C O U N T
THE BUSINESS DIVISION

JULY 11, 2010

For the attention of:
TEFRON LTD. (hereinafter: "the Company")

Dear Sir/ Madam,

              RE: YOUR COVENANT DOCUMENT TO US, DATED MARCH 2, 2010

Whereas   In the framework of the Covenant document which you signed in our favor on March 2, 2010 (hereinafter: "THE COVENANT DOCUMENT"), you committed to us, that your EBITDA, based on your consolidated financial statements as of
          December 31, 2010 will be positive (hereinafter: "THE SAID COVENANT"); and

Whereas   You have informed us that you will not meet the Said Covenant in your reports pursuant to your consolidated financial statements as of December
          31, 2010, and you have asked us, notwithstanding the foregoing, not to exercise our rights pursuant to the said Covenant Document;

Therefore We wish to inform you that we consent, on a one-time basis, not to take any measures against you following the breach of the Said Covenant, subject to the following: that your EBITDA, according to your consolidated financial statements as of December 31, 2010 shall not be less than U.S.$ -
          2.1 million (negative two million and one hundred thousand U.S. dollars), and that no other cause shall be established for us to declare your debts and obligations to us to be immediately due and payable;

Except as aforesaid, there shall be no change in the Covenant Document and in the Said Covenant.

Sincerely yours,
          /s/
-------------------------
Israel Discount Bank Ltd.                       WE CONSENT TO THE FOREGOING

                                                /s/ Amit Meridor, Eran Rotem
                                                ----------------------------
                                                Tefron Ltd.